UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2005

THE COOPER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8597	94-2657368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588

(Address of principal executive offices)

(925) 460-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry Into a Material Definitive Agreement.

The Cooper Companies, Inc. (the “Company” or “Cooper”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of December 12, 2005, by and among the Company, the lenders from time to time party thereto, KeyBank National Association (“KeyBank”), as administrative agent, swing line lender and an LC issuer, JPMorgan Chase Bank, N.A. and Citicorp North America, Inc., as co-syndication agents, Harris N.A. and Union Bank of California, N.A., as co-documentation agents, and The Royal Bank of Scotland plc and BNP Paribas, as co-managing agents. The Credit Agreement replaces Cooper’s previous credit facility that was entered into on January 6, 2005 and provides for (1) a revolving credit facility in an aggregate amount of up to $500 million which terminates on December 12, 2010 and (2) term loans of an aggregate amount of $250 million which mature on December 12, 2010. In addition, the Company has the ability from time to time to increase the size of the revolving credit facility by up to an additional $250 million.

We have the option to select floating or periodic fixed-rate loans under the terms of the Credit Agreement. Depending upon certain financial ratios and the type of loan, loans under the Credit Agreement bear interest at rates ranging from 0.0% to 1.50% over the selected fixed or floating interest rate. Interest on floating rate loans is payable monthly in arrears, while interest on the various fixed-rate loans available under the credit facility is payable at the end of selected interest periods ranging from one to 12 months. During the term of the revolving facility, we may borrow, repay and re-borrow amounts available under the revolving credit facility, subject to voluntary reduction of the revolving commitment.

We pay an annual commitment fee that ranges from 0.150% to 0.350% of the unused portion of the revolving credit facility depending on certain financial ratios. In addition to the annual commitment fee described above, we are also required to pay certain letter of credit and related fronting fees and other administrative fees pursuant to the terms of the Credit Agreement.

Borrowings under the credit facility are guaranteed by certain of our subsidiaries and are secured by a first-lien security interest in all of our assets and substantially all the assets of the subsidiary guarantors.

Loans outstanding under the Credit Agreement are subject to mandatory prepayment in certain circumstances, including, but not limited to, mandatory prepayments based upon receipt of certain proceeds of asset sales, equity sales and indebtedness.

The Credit Agreement includes, among other terms and conditions, limitations (subject to specified exclusions) on our and our subsidiary guarantors’ ability to make asset dispositions; merge or consolidate with or into another person or entity; create, incur, assume or be liable for indebtedness; create, incur or allow liens on any property or assets; make investments; and declare or make specified restricted payments. With certain exceptions, these limitations are substantially identical to the limitations that were contained in the Company’s previous credit facility that was entered into on January 6, 2005. Pursuant to the terms of the Credit Agreement, we are also required to maintain specified financial ratios.

The description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this report and incorporated by reference herein.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated in this Item 2.03 by reference. Amounts borrowed under the Company’s previous credit facility remain outstanding under the Credit Agreement and the Company made no additional borrowings in connection with the completion of the Credit Agreement.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of December 12, 2005, by and among The Cooper Companies, Inc., the lenders from time to time party thereto, KeyBank National Association, as administrative agent, swing line lender and an LC issuer, JPMorgan Chase Bank, N.A. and Citicorp North America, Inc., as co-syndication agents, Harris N.A. and Union Bank of California, N.A., as co-documentation agents, and The Royal Bank of Scotland plc and BNP Paribas, as co-managing agents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COOPER COMPANIES, INC.

By	/s/ Carol R. Kaufman
Carol R. Kaufman
Senior Vice President of Legal Affairs, Secretary and Chief Administrative Officer

Dated: December 13, 2005

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of December 12, 2005, by and among The Cooper Companies, Inc., the lenders from time to time party thereto, KeyBank National Association, as administrative agent, swing line lender and an LC issuer, JPMorgan Chase Bank, N.A. and Citicorp North America, Inc., as co-syndication agents, Harris N.A. and Union Bank of California, N.A., as co-documentation agents, and The Royal Bank of Scotland plc and BNP Paribas, as co-managing agents.